Exhibit 99.1

Sun Hydraulics Reports 2016 First Quarter Results, Economic Indicators Remain Unclear
SARASOTA, FL, May 9, 2016 – Sun Hydraulics Corporation (NASDAQ: SNHY) today reported financial results for the first quarter of 2016 as follows:

(Dollars in millions except net income per share)
	April 2, 2016	March 28, 2015	Decrease
Three Months Ended
Net sales	$51.0	$54.4	(6)%
Net income	$8.2	$10.4	(21)%
Net income per share:
Basic	$0.31	$0.39	(21)%
Diluted	$0.31	$0.39	(21)%

“While demand remained down in all geographic markets, first quarter sales were better than expected,” stated Wolfgang Dangel, Sun's President and CEO. “Year over year, global sales were down 6% as end market headwinds persisted in influencing results. Profitability was in line with revenue, but was hindered by CEO transition costs of $0.01 per share that were not included in our first quarter estimates and were originally anticipated in Q2.”
Continuing, Dangel remarked, “Despite the sluggish environment, we are preparing for improved market conditions. Advancements in our lean manufacturing technology and process automation are ongoing, and there is increased focus on other elements of our business. Investments in human capital continue, as we are actively recruiting additional application and product engineers in all major regions around the globe. Through collaboration efforts with our channels to market, we are intensifying our emphasis on target accounts. We are increasing our understanding of new machine concepts in the pipeline through conversations with trendsetters in machine design. There are opportunities for us to expand our global reach; therefore, we continue to investigate new and existing geographic regions where Sun can grow.”
“This quarter we introduced the latest enhancement to our automated integrated package design tool -- Quick Design,” added Dangel.  “Quick Design is available on our website and allows customers to create custom integrated package solutions and receive designs in a matter of minutes. The enhancement is a new feature called SmartConnect, which is a drag-and-drop, point-and-click schematic design tool that streamlines the process of integrated package design from concept to solution.”
“Looking forward to next quarter, economic indicators are mixed, making it difficult to garner substantial insight about demand for our products,” concluded Dangel. “We maintain our expectation of improved economic activity beginning sometime in the second half of 2016, but an increase in orders has yet to materialize. We are operating as we always have, investing today to ensure we will be prepared to capitalize on tomorrow’s growth opportunities.”
Outlook
Second quarter 2016 revenues are expected to be approximately $50 million, down 7% from the second quarter of 2015. Earnings per share are estimated to be $0.25 to $0.27, compared to $0.35 in the same period a year ago. Currency is expected to be responsible for $1.2M of the decline in revenues and $0.03 of the decline in earnings per share in second quarter estimates. Included in our estimate are CEO transition expenses which will negatively impact EPS by approximately $0.02. The remainder of the expected decline is attributable to decreased volume. The transition costs will continue to reduce earnings through the first quarter of 2017.
Webcast
Sun Hydraulics Corporation will broadcast its 2016 first quarter financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, May 10, 2016. To listen to the webcast, go to the Investor Relations section of www.sunhydraulics.com.

Webcast Q&A
If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-888-505-4375 and using 9990248 as the access code. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun leadership will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”
Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.
FORWARD-LOOKING INFORMATION
Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.
Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended April 2, 2016, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended January 2, 2016. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	Three months ended
	April 2, 2016	March 28, 2015

Net sales	$51,028	$54,386
Cost of sales	31,487	32,992
Gross profit	19,541	21,394
Selling, engineering and administrative expenses	7,655	7,286
Operating income	11,886	14,108
Interest (income) expense, net	(372)	(316)
Foreign currency transaction (gain) loss, net	(114)	(960)
Miscellaneous (income) expense, net	176	26
Income before income taxes	12,196	15,358
Income tax provision	3,988	4,981
Net income	$8,208	$10,377
Basic net income per common share	$0.31	$0.39
Weighted average basic shares outstanding	26,804	26,605
Diluted net income per common share	$0.31	$0.39
Weighted average diluted shares outstanding	26,804	26,605
Dividends declared per share	$0.180	$0.180

SUN HYDRAULICS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)

	April 2, 2016	January 2, 2016

Assets
Current assets:
Cash and cash equivalents	$89,901	$81,932
Restricted cash	43	44
Accounts receivable, net of allowance for doubtful accounts of $189 and $184	19,480	13,531
Inventories	12,727	13,047
Income taxes receivable	—	123
Deferred income taxes	461	460
Short-term investments	42,028	44,174
Other current assets	4,819	3,707
Total current assets	169,459	157,018
Property, plant and equipment, net	72,736	74,121
Goodwill	4,844	4,988
Other assets	6,344	5,413
Total assets	$253,383	$241,540
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$5,861	$4,422
Accrued expenses and other liabilities	5,282	4,849
Income taxes payable	1,652	—
Dividends payable	2,417	2,411
Total current liabilities	15,212	11,682
Deferred income taxes	7,512	7,411
Other noncurrent liabilities	—	260
Total liabilities	22,724	19,353
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock, 2,000,000 shares authorized, par value $0.001, no shares outstanding	—	—
Common stock, 50,000,000 shares authorized, par value $0.001, 26,850,844 and 26,786,518 shares outstanding	27	27
Capital in excess of par value	85,503	82,265
Retained earnings	154,658	149,938
Accumulated other comprehensive income (loss)	(9,529)	(10,043)
Total shareholders’ equity	230,659	222,187
Total liabilities and shareholders’ equity	$253,383	$241,540

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

	Three months ended
	April 2, 2016	March 28, 2015

Cash flows from operating activities:
Net income	$8,208	$10,377
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,527	2,287
(Gain)Loss on disposal of assets	10	31
Provision for deferred income taxes	(10)	(8)
Allowance for doubtful accounts	5	(33)
Stock-based compensation expense	1,425	958
(Increase) decrease in:
Accounts receivable	(5,954)	(2,971)
Inventories	320	617
Income taxes receivable	123	—
Other current assets	(1,112)	58
Other assets	86	138
Increase (decrease) in:
Accounts payable	1,439	1,593
Accrued expenses and other liabilities	2,032	(554)
Income taxes payable	1,652	1,467
Other noncurrent liabilities	(260)	—
Net cash provided by operating activities	10,491	13,960
Cash flows from investing activities:
Investment in licensed technology	(850)	(575)
Capital expenditures	(999)	(1,335)
Proceeds from dispositions of equipment	2	—
Purchases of short-term investments	(4,278)	(5,989)
Proceeds from sale of short-term investments	6,429	5,404
Net cash provided by (used in) investing activities	304	(2,495)
Cash flows from financing activities:
Proceeds from stock issued	213	333
Dividends to shareholders	(3,482)	(2,392)
Change in restricted cash	1	3
Net cash used in financing activities	(3,268)	(2,056)
Effect of exchange rate changes on cash and cash equivalents	442	(3,806)
Net increase in cash and cash equivalents	7,969	5,603
Cash and cash equivalents, beginning of period	81,932	56,843
Cash and cash equivalents, end of period	$89,901	$62,446
Supplemental disclosure of cash flow information:
Cash paid:
Income taxes	$1,397	$3,470
Supplemental disclosure of noncash transactions:
Common stock issued for shared distribution through accrued expenses and other liabilities	$1,600	$3,217

Contact:
David Lamb
Investor Relations
941-362-1200
Tricia Fulton
Chief Financial Officer
941-362-1200